EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hartmarx Corporation of our report dated June 25, 2008, appearing in the Annual Report on Form 11-K of Hartmarx Savings Investment and Stock Ownership Plan for the year ended December 31, 2007.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
December 9, 2008